UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2008

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

On October 17, 2008, the Board of Directors of Viacom Inc. (“Viacom” or the “Company”), acting by vote of its directors that are disinterested with respect to the matter, approved the mutual termination, effective as of October 10, 2008, of the Agreement, dated as of December 21, 2005, among Viacom Inc. (formerly known as New Viacom Corp.), NAIRI, Inc. and National Amusements, Inc., as amended as of June 20, 2007 (the “NAIRI Agreement”).  In making the decision to approve the termination, the disinterested directors, considering solely the interests of the public stockholders of the Company other than Sumner M. Redstone, Shari E. Redstone, National Amusements and NAIRI, determined that, in light of the recent public sales of the Company's common stock by NAIRI and other factors, the NAIRI Agreement was no longer necessary or advisable.

Sumner M. Redstone, the Company’s Executive Chairman of the Board of Directors and Founder, is the controlling stockholder of National Amusements (“NAI”). NAI, through its wholly owned subsidiary NAIRI, holds Mr. Redstone’s controlling interest in the Company.

Under the NAIRI Agreement, Viacom had agreed to buy from NAI and NAIRI, and NAI and NAIRI had agreed to sell to Viacom, a number of shares of Viacom Class B common stock each month such that the ownership percentage of the Viacom Class A common stock and Class B common stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of the Company’s purchases under its stock repurchase program. No consideration was paid or received in connection with the termination.

Copies of the NAIRI Agreement and related amendment were filed with the SEC on Form 8-K on December 23, 2005 and June 26, 2007, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date:	October 17, 2008

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